Exhibit 10.30

SHARE PURCHASE AGREEMENT

by and among

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

and

TELERADIOLOGY DIAGNOSTIC SERVICE, INC.

and

WILSON S. WONG, M.D., PROFESSIONAL CORP.

and

THE SHAREHOLDERS OF TELERADIOLOGY DIAGNOSTIC SERVICE, INC. and WILSON S.

WONG, M.D., PROFESSIONAL CORP.

and

WILSON WONG, M.D., as SHAREHOLDER REPRESENTATIVE

FEBRUARY 9, 2007

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 9, 2007 among NightHawk Radiology Holdings, Inc., a Delaware corporation (“Buyer”); Teleradiology Diagnostic Service, Inc., a California corporation (“Management Company”); Wilson S. Wong, M.D., Professional Corp., a California professional corporation (“Professional Company”); Wilson Wong, M.D., an individual, as Shareholder Representative; and the undersigned shareholders of the Management Company and Professional Company (individually, a “Seller” and collectively, “Sellers”).

RECITALS

A. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding shares (the “Shares”) of the Acquired Companies, for the consideration and on the terms set forth in this Agreement.

B. Concurrent with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, each of the Key Employees (as defined below) shall execute and deliver to Buyer an employment offer letter in form and substance satisfactory to Buyer and each such Key Employee (“Employment Agreement”), which shall be conditioned on and effective upon the Closing.

C. Concurrent with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, each of the Sellers shall execute and deliver to Buyer a non-competition agreement and a general release, each in form and substance satisfactory to Buyer and each such Seller (“Non-Competition Agreement” and “General Release,” respectively), which shall be conditioned on and effective upon the Closing.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

(a) “Accounts Receivable” shall have the meaning set forth in Section 3.7.

(b) “Acquired Companies” shall mean the Management Company and the Professional Company, including the Professional Company as the surviving corporation of the Acquired Company Merger.

(c) “Acquired Company Contracts” shall have the meaning set forth in Section 3.11.

(d) “Acquired Company Customers” shall have the meaning set forth in Section 3.28.

(e) “Acquired Company Financial Statements” shall have the meaning set forth in Section 3.5.

(f) “Acquired Company Intellectual Property” shall mean Technology and Intellectual Property Rights, including Acquired Company Registered Intellectual Property Rights, that: (i) are embodied in, or are necessary to use, any service of the Acquired Companies; (ii) were developed by or for an Acquired Company for use in the conduct of the Business; (iii) are used in or necessary to the conduct of the Business; or (iv) are owned or exclusively licensed by any of the Acquired Companies.

(g) “Acquired Company Merger” shall have the meaning set forth in Section 5.12.

(h) “Acquired Company Registered Intellectual Property Rights” shall mean all Registered Intellectual Property Rights at any time owned or controlled by or for, filed in the name of or applied for, or otherwise held by or for the benefit of either of the Acquired Companies.

(i) “Acquired Company Tax Return” shall mean any Tax Return filed by or on behalf of either of the Acquired Companies.

(j) “Acquired Company Year-End Financials” shall have the meaning set forth in Section 3.5.

(k) “Acquisition Proposal” shall have the meaning set forth in Section 5.5.

(l) “Agreement” shall have the meaning set forth in the preamble above, together with all exhibits and schedules hereto.

(m) “Books and Records” shall mean all papers and records (in paper or electronic format) in the care, custody or control of the Acquired Companies including, without limitation, all purchasing and sales records, stock records, minutes of meetings and other actions of the board of directors and shareholders of the Acquired Companies, customer and vendor lists, accounting and financial records, product documentation and specifications, and marketing documents.

(n) “Business” shall mean all of the operations, activities, services and products of the Acquired Companies as currently conducted and as proposed to be conducted, including without limitation the marketing and performance of professional teleradiology services.

(o) “Charter Documents” shall have the meaning set forth in Section 3.1(b).

(p) “Chemical Substance” shall mean any chemical substance which is identified or regulated under any Environmental Law.

(q) “Closing” shall have the meaning set forth in Section 2.3.

(r) “Closing Adjustment Amount” shall mean the amount, if any, that the Acquired Companies’ total liabilities exceed their current assets as of the Closing Date, as reflected on the Closing Balance Sheet (as defined in Section 6.18); provided, however, that the Closing Adjustment Amount shall not be less than zero.

(s) “Closing Date” shall have the meaning set forth in Section 2.3.

(t) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(u) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(v) “Collateral Agreements” shall mean the Employment Agreements, the Non-Competition Agreements, and the General Releases.

(w) “Confidential Information” shall mean all Trade Secrets and other confidential or proprietary information of a Person that such Person desires remain secret or confidential, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulas, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

(x) “Conflict” shall mean any event that would constitute a conflict, breach, violation or default (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit.

(y) “Contract” shall mean any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, including any amendment or modifications made thereto.

(z) “Customer Information” shall have the meaning set forth in Section 3.14(e).

(aa) “Development Tools” shall mean development software, development documentation, compilers, interpreters, system build software, test suites, testing tools and documentation, support tools, revision control systems and environments and other materials used in or necessary to the use, development, testing, maintenance, support, modification or implementation of the products or other development activities of the Business.

(bb) “Disclosure Letter” shall have the meaning set forth in the preamble to Article III.

(cc) “DOL” shall mean the U.S. Department of Labor.

(dd) “Employee” shall mean any current or former or retired employee, consultant or director of the Acquired Companies or any ERISA Affiliate.

(ee) “Employment Agreement” shall have the meaning set forth in Recital B.

(ff) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between any Employee and the Acquired Companies or any ERISA Affiliate.

(gg) “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retention payments, incentive compensation or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which, in each case, is or has been maintained, contributed to, or required to be contributed to, by the Acquired Companies or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Acquired Companies or any ERISA Affiliate has or may have any Liability.

(hh) “Environment” shall mean real property and any improvements thereon, and also includes, but is not limited to, ambient air, surface water, drinking water, groundwater, land surface, subsurface strata and water body sediments.

(ii) “Environmental Laws” shall mean any applicable law, regulation or legal requirement relating to pollution or protection or cleanup of the Environment.

(jj) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(kk) “ERISA Affiliate” shall mean each Subsidiary of the Acquired Companies and any other person or entity under common control with the Acquired Companies or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(ll) “Escrow Amount” shall mean $1,150,000.

(mm) “Escrow Fund” shall have the meaning set forth in Section 7.1.

(nn) “Escrow Period” shall have the meaning set forth in Section 7.2.

(oo) “Extremely Hazardous Substance” shall have the meaning set forth in Section 302 of the United States Emergency Planning and Community Right-to-Know Act of 1986, as amended.

(pp) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(qq) “GAAP” shall mean United States generally accepted accounting principles.

(rr) “Governmental Approval” shall mean any: (i) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given, required by or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement; or (ii) pending application or request for any of the foregoing in (i) above.

(ss) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

(tt) “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefore, inventor’s certificates and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all trade secrets, proprietary information, and know how (collectively, “Trade Secrets”); (iii) copyrights, copyright registrations and applications, including moral rights and rights in Software, documentation and databases and data collections (including knowledge databases, customer lists and customer databases) (“Copyrights”); (iv) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (collectively, “Trademarks”); (v) all rights to Uniform Resource Locators, world wide web site addresses and domain names (collectively, “Domain Rights”); (vi) any similar, corresponding or equivalent rights to any of the foregoing; and (vii) all goodwill associated with any of the foregoing.

(uu) “Interim Balance Sheet” shall have the meaning set forth in Section 3.5.

(vv) “International Employee Plan” shall mean each Employee Plan that has been adopted or maintained by the Acquired Companies or any ERISA Affiliate, whether informally or formally, or with respect to which the Acquired Companies or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(ww) “IRS” shall mean the Internal Revenue Service.

(xx) “Key Employees” shall mean Wilson Wong, M.D., Debrey Miao, and Raymond Loh.

(yy) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(zz) “Liability” shall mean any debt, duty, liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

(aaa) “Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(bbb) “Loss” and “Losses” shall have the meanings set forth in Section 8.2.

(ccc) “Material Adverse Effect” shall mean any (i) change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with such other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the Business, assets, products, liabilities, financial condition, results of operations or prospects of Acquired Companies and their subsidiaries and affiliates, or (ii) circumstance, change or event that materially impairs Buyer’s ability to use, sell, license, market, modify, and operate the assets of the Acquired Companies or operate the Business in substantially the same manner as the Acquired Companies prior to the date of this Agreement.

(ddd) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(eee) “Nondisclosure Agreement” shall have the meaning set forth in Section 5.4.

(fff) “Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

(ggg) “Officer’s Certificate” shall have the meaning set forth in Section 8.5.

(hhh) “Ordinary Course of Business” shall mean the ordinary course of business, consistent with past practice (including with respect to quantity and frequency).

(iii) “PBGC” shall mean the Pension Benefit Guaranty Corporation.

(jjj) “Pension Plan” shall mean each Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(kkk) “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

(lll) “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity.

(mmm) “PTO” shall mean the United States Patent and Trademark Office.

(nnn) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks and applications for Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyrights; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

(ooo) “Release” shall mean any actual or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Chemical Substance or Extremely Hazardous Substance into the Environment that would cause an Environmental Liability or Costs (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

(ppp) “Shares” shall have the meaning set forth in Recital A.

(qqq) “Software” shall mean any and all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), Development Tools, design tools and user interfaces, in any form or format, however fixed. Software shall include Source Code listings, file listings, functionality descriptions and documentation.

(rrr) “Source Code” shall mean computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(sss) “Subsidiary” shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

(ttt) “Tax” or “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 1.1(ttt) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 1.1(ttt) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(uuu) “Tax Return” shall mean any U.S. federal, state, local or non-U.S. return, estimate, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(vvv) “Technology” shall mean all technology, technical and business information and all tangible embodiments of Intellectual Property Rights, including Software, Development Tools, systems, files, records, databases, drawings, artwork, designs, displays, audio-visual works, devices, hardware, apparatuses, documentation, manuals, specifications, flow charts, web pages, customer lists, electronic and other data, and other tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, know-how, show-how, techniques, Trade Secrets, inventions (whether patentable or unpatentable), algorithms, formulae, processes, routines, databases, works of authorship and the like.

(www) “Transaction Expenses” shall have the meaning set forth in Section 10.2.

1.2 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

(d) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

(e) For purposes of this Agreement, the term “knowledge” means with respect to the Acquired Companies, the actual knowledge of the Key Employees; provided, that such persons shall have made due and diligent investigation and inquiry of those employees, consultants, advisors, and other representatives of the Acquired Companies who have or who would reasonably be expected to have knowledge of such fact or matter.

ARTICLE II

SALE AND PURCHASE OF SHARES; CLOSING

2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2 Consideration. Subject to the escrow provisions of Article VII, the aggregate purchase price for the Shares will be $23.0 million less the Closing Adjustment Amount (the “Purchase Price”), such amount to be divided among the Sellers in proportion to the number of Shares held by each.

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Buyer at 250 Northwest Boulevard, Suite 202, Coeur d’Alene, Idaho commencing at 12:00 p.m., Pacific time, two business days following the satisfaction or written waiver of the last of the conditions of Closing as set forth in Article VI hereof, or on such other date as the parties may determine (the “Closing Date”). At the closing, each Seller will deliver to Buyer executed stock transfer forms accompanied by certificate(s) representing the Shares held by such Seller (as set forth on Exhibit A), in each case against payment of the purchase price therefor by (i) check payable to such Seller or (ii) wire transfer pursuant to wire transfer instructions provided to Buyer at least two business days prior to the Closing Date.

2.4 Withholding Rights. Buyer and the Acquired Companies shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Tax laws. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Acquired Companies and the Sellers hereby represent and warrant to Buyer, subject to the specific exceptions disclosed in the disclosure letter and schedules thereto dated as of the date hereof (the “Disclosure Letter”), on the date hereof, and as of the Closing as though made at the Closing, as follows below. The Disclosure Letter shall be deemed to qualify and to be a part of the representations and warranties in this Article III, shall be arranged in sections corresponding to the numbered sections of this Article III, and each disclosure item in the Disclosure Letter shall reference the specific section and paragraph numbers of this Agreement to which such disclosure applies.

3.1 Organization.

(a) The Management Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Professional Company is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Acquired Company has the power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Acquired Company is duly qualified or licensed to do business, to perform its obligations under all Contracts by which it is bound and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

(b) The Acquired Companies have made available to Buyer true and correct copies of each Acquired Company’s articles of incorporation and bylaws, in each case as amended through the date hereof (collectively, the “Charter Documents”), and each such instrument is in full force and effect. Neither Acquired Company is in violation of any of the provisions of its respective Charter Documents. The operations now being conducted by the Acquired Companies have not now and have never been conducted under any other name.

(c) Section 3.1(c) of the Disclosure Letter lists the directors and officers of each Acquired Company as of the date hereof.

(d) Section 3.1(d) of the Disclosure Letter lists every state or foreign jurisdiction in which either Acquired Company has employees or facilities or otherwise carries on business.

(e) The Acquired Companies have no Subsidiaries and have never otherwise owned any shares of capital stock or any interest in, or had the power to direct the business and policies of, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

3.2 Authority. Each of the Acquired Companies and Sellers has all requisite corporate or other legal power and authority to enter into this Agreement and the Collateral Agreements required to be executed by it and to consummate the transactions contemplated hereby and thereby, including without limitation the Acquired Company Merger. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of the Acquired Companies, and no further action is required on the part of either Acquired Company, its board of directors or its shareholders to approve the Agreement and the transactions contemplated hereby. This Agreement and the Collateral Agreements required to be executed by it has been duly executed and delivered by each of the Acquired Companies and Sellers and constitute legal, valid and binding obligations of such Acquired Company or Seller, enforceable against such Acquired Company or Seller in accordance with its terms.

3.3 Capital Stock. Immediately prior to the Acquired Company Merger, the authorized capital stock of the Management Company consisted of 100,000 shares of Series I Common Stock and 100,000 shares of Series II Common Stock, of which 100,000 shares of Series I Common Stock and 100,000 shares of Series II Common Stock were issued and outstanding. Immediately prior to the Acquired Company Merger, the authorized capital stock of the Professional Company consisted of 1,000,000 shares of Common Stock, of which 40,000 shares were issued and outstanding. Immediately following the Acquired Company Merger and immediately prior to the Closing, the authorized capital stock of the Professional Company, the surviving corporation of the Acquired Company Merger, consisted of 1,000,000 shares of Common Stock, of which 200,000 shares were issued and outstanding. Section 3.3 of the Disclosure Letter sets forth the outstanding capital stock of (i) each Acquired Company on a stockholder-by-stockholder basis as of immediately prior to the Acquired Company Merger, and (ii) the Professional Company, as the surviving corporation of the Acquired Company Merger, as of immediately prior to the Closing. All issued and outstanding shares of the capital stock of each Acquired Company, including the Professional Company following the Acquired Company Merger, have been or were duly authorized and validly issued, are or were fully paid and nonassessible, and have been or were issued in compliance with all applicable laws. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating the Acquired Companies, including the Professional Company following the Acquired Company Merger, to purchase, issue, sell, deliver or transfer any of its shares of capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Acquired Companies, including the Professional Company following the Acquired Company Merger. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the capital stock of the Acquired Companies, including the Professional Company following the Acquired Company Merger.

3.4 Conflict. The execution and delivery of this Agreement and the Collateral Agreements to which it is party by each Acquired Company and Seller does not and the performance by each Acquired Company and Seller of its obligations hereunder and thereunder (including effecting the Acquired Company Merger) will not (with or without the lapse of time) (a) conflict with or violate the Charter Documents, (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Sellers or Acquired Companies or by which any of their assets or properties are bound or affected or give any Governmental Entity or other person the right to challenge the transactions contemplated hereby, (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Acquired Companies or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets or properties of the Acquired Companies pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Sellers or Acquired Companies are party or by which the Business or the assets or properties of the Acquired Companies are bound or affected, (d) cause the Acquired Companies or Buyer to become subject to, or to become liable for the payment of, any Tax, or (e) give any third party the right to any payment by the Acquired Companies or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, bonuses, severance payments or other contingent obligations of any nature whatsoever of the Acquired Companies. Section 3.4 of the Disclosure Letter lists all consents, waivers and approvals under any Contracts to which the Acquired Companies or Sellers are parties that are required to be obtained in connection with the consummation of the transactions contemplated hereby.

3.5 Acquired Company Financial Statements.

(a) Section 3.5(a) of the Disclosure Letter sets forth true and correct copies of Acquired Companies’ audited consolidated balance sheets as of December 31, 2004 and December 31, 2005, and December 31, 2006 and the related audited statements of income and cash flows for the respective twelve-month periods then ended (the “Acquired Company Financial Statements”). The Acquired Company Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and consistent with each other. The Acquired Company Financial Statements present fairly the financial condition and operating results of the Acquired Companies as of the respective dates and for the periods indicated therein. The Acquired Companies’ consolidated balance sheet as of December 31, 2006 is referred to herein as the “Interim Balance Sheet.”

(b) Except as set forth on the Interim Balance Sheet, the Acquired Companies have no Liabilities (whether or not required to be reflected in financial statements in accordance with GAAP).

(c) Section 3.5(c) of the Disclosure Letter separately identifies any liability, indebtedness, obligation, expense, claim, deficiency, guarantee or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, greater than $25,000, whether or not reflected in the Acquired Company Financial Statements.

(d) When delivered, the Closing Balance Sheet will be complete and correct in all material respects and will be prepared in accordance with GAAP applied on a consistent basis with past periods.

3.6 Indebtedness; Guaranties. The Acquired Companies have no indebtedness for money borrowed or for the deferred purchase price of property or services, capital lease obligations, conditional sale or other title retention agreements. The Acquired Companies are not guarantors or otherwise liable for any Liability or obligation of any other person or entity for any matter.

3.7 Accounts Receivable.

(a) Section 3.7 of the Disclosure Letter sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Acquired Companies (collectively, “Accounts Receivable”) as of the date of the Interim Balance Sheet.

(b) All Accounts Receivable of the Acquired Companies (including those Accounts Receivable reflected on the Interim Balance Sheet that have not yet been collected and those Accounts Receivable that have arisen since the date of the Interim Balance Sheet and have not yet been collected) (i) represent valid and enforceable obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the Ordinary Course of Business; (ii) will be collected in accordance with their terms at their recorded amounts, and (iii) are free and clear of all Liens.

3.8 Cash Equivalents/Bank Accounts.

(a) Section 3.8 of the Disclosure Letter accurately sets forth, with respect to each account maintained by or for the benefit of the Acquired Companies at any bank or other financial institution:

(i) the name and location of the institution at which such account is maintained;

(ii) the name in which such account is maintained and the account number of such account; and

(iii) the names of all individuals authorized to draw on or make withdrawals from such account.

(b) The Acquired Companies have full legal and beneficial interest in all cash, cash equivalents and other financial assets deposited in such accounts, free and clear of any Liens.

3.9 Absence of Changes. Except as set forth in Section 3.9 of the Disclosure Letter or in the footnotes to the Acquired Companies’ audited consolidated balance sheet as of December 31, 2006 and the related audited statements of income and cash flows for the twelve-month period (the “2006 Financial Statements”), since January 1, 2006 and except as contemplated by this Agreement, the Acquired Companies have conducted the Business only in the Ordinary Course of Business and there has been no occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, and except as set forth in Section 3.9 of the Disclosure Letter or in the footnotes to the 2006 Financial Statements:

(a) There have been no events or changes in the condition (financial or otherwise), business, net worth, assets, properties, operations, obligations or liabilities of the Acquired Companies which, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect;

(b) The Acquired Companies have not mortgaged, pledged or otherwise encumbered any of their assets or properties;

(c) The Acquired Companies have not sold, assigned, licensed, leased, transferred or conveyed, or committed themselves to sell, assign, license, lease, transfer or convey, any of their assets or properties;

(d) There has been no destruction of, damage to or loss of any of the Acquired Companies’ assets or properties;

(e) The Acquired Companies have not accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses);

(f) The Acquired Companies have not delayed or postponed the payment of material accounts payable or other Liabilities;

(g) The Acquired Companies have not cancelled, compromised, waived or released any right or claim (or series of related rights and claims);

(h) The Acquired Companies have not entered into any capital commitments;

(i) No litigation has been commenced or threatened and, to the knowledge of the Acquired Companies, no reasonable basis exists for any litigation, proceeding or investigation against the Acquired Companies, any officer, director, employee or contractor of the Acquired Companies or the assets or properties of the Acquired Companies;

(j) The Acquired Companies have not (i) sold or otherwise issued (or granted any warrants, options or other rights to purchase) any shares of capital stock or other equity securities, (ii) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (iii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, or split, combined or reclassified any of their capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock;

(k) The Acquired Companies have not violated any Legal Requirement applicable to them;

(l) There has not been any change by the Acquired Companies in their accounting principles, practices or methods, in their Tax principles or practices or in the practices and standards used to maintain the Books and Records;

(m) The Acquired Companies have not violated, entered into, terminated or modified any of the Acquired Company Contracts or approvals or permits of Governmental Entities, and no Governmental Entity or other Person has amended, accelerated, terminated or modified any such Contracts, approvals or permits;

(n) The Acquired Companies have not (i) failed to maintain their assets or properties in good repair, order or condition, reasonable wear and tear excepted, (ii) accelerated the collection of any Accounts Receivable or any accrual of liabilities, written off any Accounts Receivable or established any extraordinary reserve with respect thereto;

(o) The Acquired Companies have not assigned, nor granted any license or sublicense of any rights under or with respect to, any of the Acquired Company Intellectual Property;

(p) The Acquired Companies have not made any material gifts or sold, transferred or exchanged any material property on a non-arm’s length basis;

(q) The Acquired Companies have not forgiven any debt or otherwise released or waived any right or claim nor discharged any lien nor paid any obligation or Liability other than in the Ordinary Course of Business;

(r) To the knowledge of the Acquired Companies, the Acquired Companies have not suffered any loss or harm to any relationship with any Person material to the Business or to any customer;

(s) The Acquired Companies have not received notice of any claim or potential claim, and to the knowledge of the Acquired Companies no basis exists for any claim or potential claim that the Acquired Companies have infringed the Intellectual Property Rights of any person or entity;

(t) There has been no (1) increase in or other change to the salary or other compensation (including equity based compensation) payable or to become payable by the Acquired Companies to any of their respective officers, directors, employees or consultants, or (2) declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) by the Acquired Companies of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of their respective officers, directors, employees or consultants; and

(u) There has been no agreement by the Acquired Companies, or any employees, contractors, agents or affiliates of Company, to do any of the things described in the preceding clauses (a) through (t).

3.10 Legal and Other Compliance.

(a) The Acquired Companies are in full compliance with all Legal Requirements that are applicable to them or to the conduct of the Business or the ownership or use of any of their assets or properties.

(b) No event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in a violation by the Acquired Companies, or a failure on the part of the Acquired Companies to comply with, any Legal Requirement.

(c) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the knowledge of the Acquired Companies threatened against the Acquired Companies alleging any failure to comply with any Legal Requirement, nor, to the knowledge of the Acquired Companies is there any reasonable basis therefor.

(d) To the knowledge of the Acquired Companies, no Governmental Entity is considering any Legal Requirement that, if adopted or otherwise put into effect, would prevent, delay, make illegal or otherwise interfere with the transactions contemplated by this Agreement.

(e) Neither of the Acquired Companies is a “covered entity” as that term is defined by 45 C.F.R. § 160.103 nor is subject as a “covered entity” to the Standards for Privacy of Individually Identifiable Health Information promulgated by the U.S. Department of Health and Human Services in accordance with the Administration Simplification provisions of the Health Insurance Portability and Accountability Act of 1996. The Acquired Companies are either not subject to or are in compliance in all respects with any similar privacy laws in existence in any state or foreign jurisdiction.

(f) The Acquired Companies (and each of the physicians that provides radiology or other services on behalf of the Acquired Companies) hold all permits, licenses, certificates, accreditations and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business, as the case may be, and Section 3.10(f) of the Disclosure Letter sets forth a list of all such permits, licenses, certificates, accreditations, and other authorizations, and the Acquired Companies and each of the physicians that provides teleradiology or other services on behalf of the Acquired Companies are in compliance with all terms and conditions of any such required permits, licenses, certificates, accreditations and authorizations.

(g) The Acquired Companies’ services meet or exceed the standards for radiology established by the American College of Radiology, including but not limited to the Technical Standard for Teleradiology, the Technical Standard for Digital Image Data Management and the Practice Guideline for Communication: Diagnostic Radiology.

(h) Each of the physicians who provide reading services on behalf of the Acquired Companies (a) meets all qualifications for readers under any agreement for services pursuant to which such physician provides services on behalf of the Acquired Companies, (b) is licensed to practice medicine in each of the states in which the patients are located for which such physician provides radiology interpretations, (c) has obtained medical staff privileges at any hospitals for which such physician provides radiology interpretations, (d) is an independent contractor or an independent licensed practitioner for all purposes including, without limitation, all tax purposes and for the Joint Commission on Accreditation of Health Organizations (“JCAHO”) standards set forth in the 2004 JCAHO Comprehensive Accreditation Manual for Hospitals, (e) does not review mammograms or participate in interventional radiology and (f) provides only “preliminary” interpretations for the customers of the Acquired Companies and does not provide “final” interpretations for these customers.

(i) Neither the Acquired Companies nor any physician who provides readings on behalf of the Acquired Companies submits any claims for reimbursement for such readings to any third-party payor, including, without limitation, Medicare, Medicaid or any private insurance plan.

(j) The Acquired Companies are accredited by JCAHO.

3.11 Contracts.

(a) The Contracts listed on Section 3.11 of the Disclosure Letter are all of the Contracts between either Acquired Company and any third party, including amendments thereto (the “Acquired Company Contracts”). Section 3.11 of the Disclosure Letter also sets forth all fees, royalties, license payments or other consideration due, or that may become due, under such Acquired Company Contracts and except as set forth under Section 3.11 of the Disclosure Letter there are no present, past or future obligations due or owing under such Acquired Company Contracts.

(b) Neither of the Acquired Companies nor any ERISA Affiliate is a party to any unwritten commitment, understanding, contract, covenant or agreement with any third party (including any Employee), including with respect to any matter related to the Business, assets or properties of the Acquired Companies, Acquired Company Intellectual Property, Acquired Company Contracts, Employee Plans, Employee compensation arrangements or employment arrangements.

(c) Each Acquired Company Contract is in full force and effect and is valid and enforceable in accordance with its terms. The Acquired Companies have neither breached, violated or defaulted under, nor received notice that the Acquired Companies have or may have breached, violated or defaulted under, any of the terms or conditions of any Acquired Company Contract. To the knowledge of the Acquired Companies, no third party obligated to the Acquired Companies pursuant to any Acquired Company Contract has breached, violated or defaulted under any of the terms or conditions of any Acquired Company Contract. The Acquired Companies have obtained, or will obtain prior to the Closing, all necessary consents, waivers or approvals of parties to any Acquired Company Contract in order for such Acquired Company Contract to remain in full force and effect without limitation, modification or alteration after the Closing. Following the Closing, the Acquired Companies will continue to be permitted to exercise all of their rights under the Acquired Company Contracts (without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Acquired Companies would otherwise be required to pay pursuant to the terms of such Acquired Company Contracts) had the transactions contemplated by this Agreement and the Collateral Agreements not occurred. There does not exist any agreement, contract, or other arrangement entered into by or on behalf of Seller that alters the term of an Acquired Company Contract. The Acquired Companies do not have knowledge of (i) any notice of intent, negotiations, discussions or other indications of interest on the part of the third parties to the Acquired Company Contracts to terminate, modify, amend, waive or alter any of the terms and conditions of the Acquired Company Contracts, or (ii) any change of control transactions or insolvency events pending with respect to the third parties to the Acquired Company Contracts.

(d) Except as set forth in Section 3.11(d) of the Disclosure Letter, the Acquired Companies have provided Buyer true, accurate and complete copies of all Acquired Company Contracts, and there are no oral or written amendments, modifications, side letters, supplements or other arrangements or agreements in existence with respect to the Acquired Company Contracts which have not been provided to Buyer.

(e) To the knowledge of the Acquired Companies, no audit or similar review or investigation has been or is being conducted by any party to an Acquired Company Contract. The Acquired Companies have no knowledge of, and have not received any written notice or written request with respect to, any such audit, review or investigation, and the Acquired Companies have no knowledge of any facts that are reasonably likely to lead to the commencement of any such audit, review or investigation. No party to an Acquired Company Contract (i) is renegotiating, or (ii) has requested a renegotiation of any amount paid or payable or other term or provision of any Acquired Company Contract. The Acquired Companies have not waived any of their rights under any Acquired Company Contract. Performance by the Acquired Companies of their obligations under the Acquired Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

3.12 Restrictions on Business Activities. There is no agreement (non-competition, field of use, most favored nation or otherwise), commitment, judgment, injunction, order or decree to which the Acquired Companies are party or which is otherwise binding upon the Acquired Companies which has or would reasonably be expected to have the effect of prohibiting, restricting or impairing (a) the conduct of the Business, (b) any acquisition of assets or property (tangible or intangible) by Buyer, (c) any disposition of the Acquired Companies’ assets or properties by Buyer following the Closing Date, or (d) the transactions contemplated by this Agreement and the Collateral Agreements.

3.13 Governmental Approvals.

(a) Section 3.13(a) of the Disclosure Letter identifies each Governmental Approval held by the Company the failure of which to hold would or could reasonably be expected to have a Material Adverse Effect.

(b) The Acquired Companies have delivered or made available to Buyer accurate and complete copies of all such Governmental Approvals, including all renewals thereof and all amendments thereto. Each Governmental Approval identified or required to be identified in Section 3.13(a) of the Disclosure Letter is valid and in full force and effect, the Acquired Companies are in material compliance with such Governmental Approvals, and no fines or penalties are owed by the Acquired Companies in respect of such Governmental Approvals or the failure to obtain or maintain any such Governmental Approvals. The Acquired Companies have received no written notice of any, and there is no pending, or to the knowledge of the Acquired Companies, there is no threatened, Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval. To the knowledge of the Acquired Companies, (i) no event or circumstance exists that would cause the Acquired Companies to be deemed to be out of compliance with, or would cause the suspension, termination, revocation, cancellation, limitation or impairment of, any such Governmental Approval and (ii) the Acquired Companies have not received any notice of any of the foregoing.

(c) The Governmental Approvals identified in Section 3.13(a) of the Disclosure Letter constitute all the Governmental Approvals necessary (i) to enable the Acquired Companies to conduct the Business in the manner in which the Business is currently being conducted and as has been conducted in the past year, and (ii) to permit the Acquired Companies to own and use its assets in the manner in which they are currently owned and used.

3.14 Title to Properties, Absence of Liens, Condition of Equipment.

(a) The Acquired Companies do not own any real property. Section 3.14(a) of the Disclosure Letter sets forth a list of all real property currently leased by the Acquired Companies, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. The Acquired Companies have delivered to Buyer a true and correct copy of each lease of real property. Such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). The business operations conducted on the real property subject to such leases do not violate any applicable law, building code, zoning requirement or classification, or pollution control ordinance or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions. The Acquired Companies have not caused any damage to the leased premises and will have no liability to the lessors thereof upon vacating such premises. All approvals of Governmental Entities (including licenses and permits) required in connection with the operation of the Business on such real property have been obtained.

(b) The Acquired Companies have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the assets and properties purported to be owned by them or used in the Business, free and clear of any Liens (including any Liens created as a result of the consummation of the transactions contemplated hereby). To the knowledge of the Acquired Companies, no basis exists for the assertion of any claim that, if adversely determined, would result in a Lien on any asset or property of the Acquired Companies or otherwise affect the Business, any asset or property of the Acquired Companies, Buyer’s conduct of the Business subsequent to the Closing or Buyer’s use of any of the Acquired Companies’ assets or properties.

(c) Section 3.14(c) of the Disclosure Letter lists all equipment, furniture, fixtures, improvements and other tangible assets owned or leased by the Acquired Companies, and such assets are (i) all the assets required for the conduct of the Business by the Acquired Companies as currently conducted and as currently contemplated to be conducted, (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear and (iii) adequate for the uses to which they are being put. Section 3.14(c) of the Disclosure Letter identifies where each of such tangible assets is located and whether such tangible assets are leased to the Acquired Companies (and, if so, by which lessor). The Acquired Companies are in custody and control of all of such tangible assets.

(d) Following the Closing, the Acquired Companies shall continue to be able to use the assets and properties of the Acquired Companies, and enjoy the benefits of, the licensed rights, in substantially the same manner as the Acquired Companies prior to the Closing, without infringing the rights of any third party.

(e) The Acquired Companies have sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing and service histories relating to their current and former customers (the “Customer Information”). No Person other than the Acquired Companies possesses any claims or rights with respect to use of the Customer Information.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Letter lists all Acquired Company Registered Intellectual Property Rights owned or controlled by or for, filed in the name of or for, licensed to, or otherwise held by or for the benefit of the Acquired Companies, and lists any actual or threatened proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Acquired Company Registered Intellectual Property Rights. For each item of Acquired Company Registered Intellectual Property Rights, Section 3.15(a) of the Disclosure Letter identifies if the item of Acquired Company Registered Intellectual Property Rights is not owned exclusively by any of the Acquired Companies.

(b) Each item of Acquired Company Registered Intellectual Property Rights (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned, withdrawn, permitted to lapse or passed into the public domain and (iii) is free and clear of any Liens. No item of Acquired Company Registered Intellectual Property Rights that consists of a pending Patent application fails to identify all pertinent inventors. All necessary registration, maintenance, and renewal fees in connection with Acquired Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with Acquired Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Acquired Company Registered Intellectual Property Rights. There are no actions that must be taken by any of the Acquired Companies within one hundred eighty (180) days of the date of this Agreement for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Acquired Company Registered Intellectual Property Rights.

(c) The Acquired Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of its Business as it is currently conducted and as it is currently planned to be conducted.

(d) Each item of Acquired Company Intellectual Property (i) is free and clear of any Liens, and (ii) is exclusively owned by one of the Acquired Companies and was written and created solely by employees of one of the Acquired Companies acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Acquired Companies, and no third party owns or has any rights to any such Acquired Company Intellectual Property. Section 3.15(d) of the Company Letter lists all Acquired Company Intellectual Property that the Acquired Companies expect to be used in or necessary to the conduct of the Business as currently contemplated to be conducted by the Acquired Companies within the six (6) month period immediately following the date of this Agreement, but that is not owned or licensed by the Acquired Companies as of the date of this Agreement.

(e) In each case in which the Acquired Companies have acquired ownership to any Technology or Intellectual Property Rights from any Person, the Acquired Companies have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology or Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Acquired Companies. No Person who has licensed Technology or Intellectual Property Rights to the Acquired Companies has ownership rights or license rights to improvements made by the Acquired Companies in such Technology or Intellectual Property Rights. The Acquired Companies have not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Acquired Company Intellectual Property to any Person.

(f) The Acquired Companies have no knowledge of any facts, circumstances or information that (i) would render any Acquired Company Intellectual Property invalid or unenforceable, (ii) would constitute prior art or that would adversely affect any pending application for any Acquired Company Registered Intellectual Property Right, or (iii) would adversely affect or impede the ability of the Acquired Companies to use any Acquired Company Intellectual Property in the conduct of the Business as it is currently conducted or as it is currently planned to be conducted by the Acquired Companies. The Acquired Companies have not misrepresented, or failed to disclose, and have no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Acquired Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Acquired Company Registered Intellectual Property Right.

(g) The Acquired Companies have taken all necessary action to maintain and protect (i) the Acquired Company Intellectual Property, and (ii) the secrecy, confidentiality, value and the Acquired Companies’ rights in the Confidential Information and Trade Secrets of the Acquired Companies and those provided by any Person to the Acquired Companies, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of the Acquired Companies to execute appropriate confidentiality and assignment agreements. Such agreements are sufficient to vest in an Acquired Company title to all Technology and related Intellectual Property Rights created by an employee within the scope of employment with the Acquired Company, and all copies thereof have been delivered to Buyer. No Acquired Company is in material breach of the terms of any of the foregoing agreements and, to the knowledge of the Acquired Companies, no other party to any such agreement is in material breach of any such agreements. The Acquired Companies have no knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to its business or obligations of confidentiality with respect to its business.

(h) The operation of the Business as it is currently conducted, or as it is currently planned to be conducted by the Acquired Companies, does not and will not, and will not when operated by Buyer or the Acquired Companies substantially in the same manner following the Closing, violate, infringe or misappropriate any Intellectual Property Rights of any Person. No Acquired Company has received notice of any claim, or any basis for any claims, that the operation of the Business infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(i) To the knowledge of the Acquired Companies, no Person is violating, infringing or misappropriating any Acquired Company Intellectual Property Right.

(j) To the knowledge of the Acquired Companies, there are no Proceedings before any Governmental Entity (including before the PTO) anywhere in the world related to any of the Acquired Company Intellectual Property, including any Acquired Company Registered Intellectual Property Rights.

(k) No Acquired Company Intellectual Property is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Acquired Companies or, to the knowledge of the Acquired Companies, that may affect the validity, use or enforceability of such Acquired Company Intellectual Property

(l) Section 3.15(n) of the Disclosure Letter lists all Contracts under which the Acquired Companies have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Acquired Companies or such other person of the Intellectual Property Rights of any Person other than the Acquired Companies.

(m) There is no Contract affecting any Acquired Company Intellectual Property under which there is any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Acquired Companies thereunder.

(n) All Acquired Company Intellectual Property owned by the Acquired Companies will be fully transferable, alienable or licensable by Buyer without restriction (other than restrictions on sublicensing that exist as of the Closing) and without payment of any kind to any third party. The consummation of the transaction as contemplated hereby will not result in any loss of any Acquired Company Intellectual Property or the right to use any Acquired Company Intellectual Property

(o) Neither this Agreement nor the transactions contemplated herein, including the assignment to Buyer, by operation of law or otherwise, of any Contracts will result in (i) Buyer granting to any third party any right to, or with respect to, any Acquired Company Intellectual Property; (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses; or (iii) Buyer being obligated to pay any royalties or other amounts to any third party.

(p) No “open source software” is used by the Acquired Companies in the conduct of the Business or has been incorporated or combined with any Acquired Company Intellectual Property.

3.16 Litigation. Except as set forth in Section 3.16(a) of the Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or any investigation pending before any court or administrative agency or threatened against the Acquired Companies (or any affiliate of the Acquired Companies or any officer, director or shareholder of the Acquired Companies), any assets or properties of the Acquired Companies or any Employee, and the Acquired Companies have no knowledge of any reasonable basis for any such action, suit, proceeding, claim, arbitration or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Acquired Companies, any assets or properties of the Acquired Companies or any Employee under any federal, state, local or foreign law. No Governmental Entity has at any time challenged or questioned in writing or otherwise challenged or questioned, the legal right of the Acquired Companies to conduct the Business as currently conducted or as proposed to be conducted. The Acquired Companies (or any affiliate of the Acquired Companies or any officer, director or shareholder of the Acquired Companies) have not initiated or threatened to initiate any action, suit, proceeding, claim, arbitration or any investigation against any Third Party and the Acquired Companies have no knowledge of any reasonable basis for any such action, suit, proceeding, claim, arbitration or investigation.

3.17 Insurance.

(a) Section 3.17 of the Disclosure Letter sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Acquired Companies: the name of the insurance carrier that issued such policy and the policy number of such policy; a description of the coverage provided by such policy; the annual premium payable with respect to such policy; and a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

(b) The Acquired Companies have delivered to Buyer accurate and complete copies of each of the insurance policies identified in Section 3.17 of Disclosure Letter (including all renewals thereof and endorsements thereto) and binders relating thereto, and all of the pending applications identified in Section 3.17 of Disclosure Letter. The Acquired Companies do not have any self-insurance or risk sharing arrangement affecting the Acquired Companies or any of its assets.

(c) Each of the policies identified in Section 3.17 of Disclosure Letter is valid, enforceable and in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full. Each of the policies identified in Section 3.17 of Disclosure Letter will continue in full force and effect following the Closing, and the Acquired Companies have paid all premiums due, and have otherwise performed in all material respects all of their respective obligations, under each policy to which it is a party or that provides coverage to it or any of its directors, officers or contractors in connection with their performance of services to the Acquired Companies.

(d) There is no pending claim under or based upon any of the policies identified in Section 3.17 of the Disclosure Letter, and, to the knowledge of the Acquired Companies, no event has occurred and no condition or circumstance exists that would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a reasonable basis for any such claim.

(e) The Acquired Companies have not received: (i) any notice regarding the actual or possible cancellation or invalidation of any of the policies identified in Section 3.17 of Disclosure Letter or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or (ii) any notice regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Section 3.17 of Disclosure Letter.

3.18 Tax Matters.

(a) All Taxes required to have been paid by the Acquired Companies (whether pursuant to any Tax Return or otherwise) have been duly paid in full on a timely basis. Each Acquired Company has timely paid or withheld with respect to its Employees (and paid any withheld amounts over to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

(b) The Acquired Companies have filed all Tax Returns required to be filed. All Acquired Company Tax Returns (i) have been filed when due, and (ii) are true and correct and completed in accordance with applicable law. The Company has (i) delivered to Buyer accurate and complete copies of all Acquired Company Tax Returns pertaining to state and federal income taxes and payroll taxes filed for the fiscal periods ended December 31, 2005, 2004 and 2003, and (ii) and has made available to Buyer accurate and complete copies of all other Acquired Company Tax Returns.

(c) The Acquired Companies’ Liability for unpaid Taxes for all periods ending on or before the date of the Interim Balance Sheet, including any Liability for Taxes assumed under contract, does not, in the aggregate, exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred taxes established to reflect timing differences between book and Tax treatment) reported on the Interim Balance Sheet. The Acquired Companies have incurred no liability for Taxes since the date of the Interim Balance Sheet other than in the Ordinary Course of Business. The Acquired Companies will establish, in the Ordinary Course of Business, reserves adequate for the payment of all Taxes for the period from the date of the Interim Balance Sheet through the Closing Date, and the Acquired Companies will disclose the dollar amount of such reserves to Buyer on or prior to the Closing Date.

(d) The Acquired Companies have delivered to Buyer accurate and complete copies of all audit reports and similar documents relating to any Acquired Company Tax Returns. No extension or waiver of the limitation period applicable to any of the Acquired Company Tax Returns has been granted (by the Acquired Companies or any other Person), and no such extension or waiver has been requested from the Acquired Companies.

(e) No claim or other Proceeding is pending or, to the knowledge of the Acquired Companies, has been threatened in writing against or with respect to the Acquired Companies in respect of any Tax. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Acquired Companies. The Acquired Companies have not been, and will not be, required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. No claim has ever been made by an authority in a jurisdiction where the Acquired Companies do not file Returns that they are or may be subject to taxation by that jurisdiction.

(f) The Acquired Companies have never been in a “consolidated group” within the meaning of Treasury Regulations Section 1.1502-1(h), and are not liable for Taxes incurred by any person pursuant to Treasury Regulations Section 1.1502-6 (or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations, and including any arrangement for group or consortium relief or any similar arrangement), as transferee or successor, by contract or otherwise. The Acquired Companies are not a party to any joint venture, partnership or other arrangement or contract that to the knowledge of the Acquired Companies, could be treated as a partnership for United States Federal income tax purposes. The Acquired Companies are not, and have never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract, and have not otherwise assumed the Tax Liability of any other Person under contract.

(g) The Acquired Companies have complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or third party.

(h) Neither of the Acquired Companies is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and neither has been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Neither of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(j) The Acquired Companies have disclosed on their federal income Tax Returns, in accordance with applicable disclosure procedures under Sections 6662 and 6664 of the Code, all positions taken thereon that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither Acquired Company has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(k) There are (and immediately following the Closing Date there will be) no Liens on the assets of either Acquired Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of either Acquired Company.

(l) The Acquired Companies are not subject to Tax in any jurisdiction other than its state of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.

(m) The Professional Company uses the accrual method of accounting for income Tax purposes.

(n) For federal and applicable state and local income Tax purposes, the Professional Company has properly qualified as, and has made valid and timely elections to be treated as, an “S corporation,” within the meaning of Section 1361(a) of the Code and within the meaning of analogous state or local laws in all jurisdictions in which it is subject to Tax, since its incorporation and through the date of this Agreement, and will properly qualify as an S corporation through and until the Closing Date in all jurisdictions in which it is subject to Tax. Since its incorporation, the Professional Company has neve (i) been subject to income Tax as a “C corporation” within the meaning of Section 1361(a) of the Code or within the meaning of analogous state or local laws, and (ii) made any distributions with respect to its capital stock.

(o) The Professional Company will not be obligated to pay Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement.

(p) The Professional Company has not, in the past ten years, acquired assets from another corporation in a transaction in which its Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis for the acquired assets (or any other property) in the hands of the transferor.

3.19 Environmental Matters. The Acquired Companies are in compliance in all material respects with all Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder and which relate to the Acquired Companies, the operation of the Business or any assets or properties of the Acquired Companies. The Acquired Companies have not received any written notice and there is no past or present condition or practice of the Business which forms or would be reasonably expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation against the Acquired Companies or any assets or properties of the Acquired Companies, arising out of the manufacture, processing, distribution, use, treatment, storage, transport, or handling, or the Release or threatened Release into the Environment, of any Chemical Substance or Extremely Hazardous Substance by the Acquired Companies or any assets or properties of the Acquired Companies.

3.20 Brokers’ and Finders’ Fees. The Acquired Companies have not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.21 Employee and Contractor Matters.

(a) Non-Physician Employees and Contractors. Section 3.21(a) of the Disclosure Letter contains a complete and accurate list of the non-physician Employees of the Acquired Companies showing for each such non-physician Employee: (i) all remuneration payable and other benefits provided that the Acquired Companies are bound to provide (whether at present or in the future) to such individual, or any person connected with any such Employee, and includes, if any, aggregate annual compensation and particulars of all profit sharing, incentive and bonus arrangements to which the Acquired Companies are party, whether legally binding or not, (ii) the date of hire, (iii) leave status (including type of leave), (iv) visa status, (v) the number of hours per week worked by such Employee, and (v) whether such Employee is an independent contractor or employee of the Acquired Companies. The employment of each of the Acquired Companies’ non-physician Employees is terminable by the Acquired Companies at will, and no Employee has any agreement or contract, written or verbal, regarding his or her employment other than an employment offer letter in the Acquired Companies’ standard form, a copy of which has been provided to Buyer. The Acquired Companies have delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements and other materials relating to the employment of their Employees. To the knowledge of the Acquired Companies, no Employee is in violation of any term of any employment contract, proprietary information agreement or other agreement relating to the right of such individual to be employed by or contract with the Acquired Companies, and the continued employment with or service to the Acquired Companies by such Employees will not result in any such violation. The Acquired Companies have not received any notice alleging that any such violation has occurred. No Employee has been granted the right to continued employment with or service to the Acquired Companies or to any compensation following termination of employment or service. To the knowledge of the Acquired Companies, no officer or present Employee intends to terminate his or her employment with or service to the Acquired Companies. The Acquired Companies do not have any present intention to terminate the employment or service of any present Employee.

(b) Physician Contractors. Section 3.21(b) of the Disclosure Letter contains a list of (i) physicians who are currently providing radiological interpretations to or on behalf of the Acquired Companies, (ii) agreed compensation paid to each such physician, including any compensation that may become due as a result of the achievement of certain milestones reached by the Acquired Companies or other event agreed to by the parties, (ii) the states in which each such physician is licensed to practice medicine, by physician and (iv) the hospitals at which each such physician has staff privileges, by physician. Each physician Employee of the Acquired Companies is an “independent contractor” under applicable law and regulations.

(c) Schedule. Section 3.21(c) of the Disclosure Letter contains an accurate and complete list of each Employee Plan and each Employee Agreement. Except as set forth in Section 3.21(c) of the Disclosure Letter, neither the Acquired Companies nor any ERISA Affiliate have any plan or commitment to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to adopt or enter into any Employee Plan or Employee Agreement.

(d) Documents. The Acquired Companies have provided to Buyer correct and complete copies of: (i) all documents embodying each Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Acquired Companies; (viii) all correspondence to or from any governmental agency relating to any Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

(e) Employee Plan Compliance. The Acquired Companies and their ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of the Acquired Companies, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer, the Acquired Companies or any of their ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Acquired Companies or any ERISA Affiliates, threatened by the IRS or DOL, or any other governmental entity with respect to any Employee Plan. Neither the Acquired Companies nor any ERISA Affiliate are subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Acquired Companies and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Employee Plan.

(f) Pension Plan and Welfare Plans. The Acquired Companies or an ERISA Affiliate has previously or currently maintains, sponsors, participates in or contributes to a Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code (each, an “Acquired Companies Pension Plan”) and which are listed on Section 3.21(f) of the Disclosure Letter. As of the Closing Date: (i) no legal or administrative action has been taken by the Pension Benefit Guaranty Corporation (the “PBGC”) to terminate or to appoint a trustee to administer the Acquired Companies Pension Plan; (ii) no liability to the PBGC under Title IV of ERISA has been incurred by the Acquired Companies or an ERISA Affiliate that has not been satisfied in full; (iii) no Acquired Companies Pension Plan has a reportable event within the meaning of Section 4043 of ERISA and the regulations thereunder; and (iv) no Acquired Companies Pension Plan has incurred any event described in Section 4041, 4062 or 4063 of ERISA. No complete or partial termination of any Employee Plan subject to Title IV of ERISA has occurred or is expected to occur and no proceedings have been instituted and, to the knowledge of the Acquired Companies, no condition exists and no event has occurred that could constitute grounds under Title IV of ERISA to terminate or appoint a trustee to administer any Employee Plan. Each Acquired Companies Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and no Employee Plan subject to Section 412 or 418B of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA, respectively, or has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA. Except for payments of premiums to the PBGC, which have been paid in full, the Acquired Companies have not incurred any liability (including any indirect, contingent or secondary liability) to the PBGC in connection with any Employee Plan covering any active, retired or former employees or directors of the Acquired Companies, including any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Employee Plan in a manner which could subject it to liability under Sections 4062, 4063 or 4064 of ERISA, or know of any facts or circumstances that might give rise to any liability of the Acquired Companies or any ERISA Affiliate to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against Buyer by the PBGC (“PBGC Claims”). Section 3.21(f) of the Disclosure Letter details the approximate liability for any Acquired Companies Pension Plan accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA and any liability for any Acquired Companies Pension Plan as determined on a termination basis. As of the date of this Agreement, the current value of the accumulated benefit obligations (based upon actuarial assumptions which have been furnished) under each Acquired Companies Pension Plan did not exceed the current fair value of the assets of each such Acquired Companies Pension Plan allocable to such accrued benefits. Neither the Acquired Companies nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Multiemployer Plan, (ii) “multiple employer plan” as defined in ERISA or the Code, or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan provides health benefits that are not fully insured through an insurance contract. Each Acquired Companies Pension Plan was terminated on or prior to the Closing Date. Section 3.21(f) of the Disclosure Letter sets forth, by participant, a schedule of distributions made, or to be made, in connection with the termination of each such plan. Except for such distributions, the Acquired Companies have no Liabilities pursuant to the Acquired Companies Pension Plans.

(g) No Post-Employment Obligations. Except as set forth in Section 3.21(g) of the Disclosure Letter, no Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Acquired Companies nor any ERISA Affiliate have ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(h) Health Care Compliance. Neither the Acquired Companies nor any ERISA Affiliate have, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees.

(i) Past Acquisitions. Neither the Acquired Companies nor any ERISA Affiliate are currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(j) Executive Loans. Neither the Acquired Companies nor any ERISA Affiliate have violated Section 402 of Sarbanes-Oxley Act of 2002 and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of the Acquired Companies, cause such a violation.

(k) Effect of Transaction.

(i) Except as set forth on Section 3.21(k)(i) of the Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) Except as set forth on Section 3.21(k)(ii) of the Disclosure Letter, no payment or benefit which will or may be made by the Acquired Companies or their ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Acquired Companies or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.21(k)(ii) of the Disclosure Letter lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l) Employment Matters. The Acquired Companies: (i) are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Acquired Companies under any worker’s compensation policy or long-term disability policy. Neither the Acquired Companies nor any ERISA Affiliate have direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m) Labor. No work stoppage or labor strike against the Acquired Companies or any ERISA Affiliate is pending, threatened or reasonably anticipated. The Acquired Companies do not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 3.21(m) of the Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Acquired Companies, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Acquired Companies. Neither the Acquired Companies nor any of their subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 3.21(m) of the Disclosure Letter, the Acquired Companies are not presently, nor have been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. Neither the Acquired Companies nor any of their Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(n) International Employee Plan. Neither the Acquired Companies nor any ERISA Affiliate currently, nor has they ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(o) Section 409A. Each Employee Plan which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

3.22 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with the Acquired Companies (so as not to trigger a Conflict), is required by or with respect to the Acquired Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the consents, waivers, approvals, orders, authorizations, registrations, declarations or filings listed in Section 3.4 of the Disclosure Letter.

3.23 Government Contracts.

(a) The Acquired Companies have not been suspended or debarred from bidding on contracts or subcontracts for any Government Authority, nor, to the knowledge of the Acquired Companies, has any suspension or debarment action been commenced. There is no valid basis for the Acquired Companies’ suspension or debarment from bidding on contracts or subcontracts for any Government Authority.

(b) The Acquired Companies have not within the preceding three (3) years been, nor are they now being, audited or, to the knowledge of the Acquired Companies, investigated by any Government Authority, including without limitation the Government Accountability Office, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Acquired Companies, is any such audit or investigation threatened.

(c) No material cost incurred by the Acquired Companies pertaining to any contracts or subcontracts for any Government Authority has been questioned or challenged by representatives of a Government Authority, or is, to the knowledge of Acquired Companies, the subject of any investigation, or have been disallowed by the United States Government, and no amount of money due to the Acquired Companies pertaining to any contracts or subcontracts for any Government Authority has been withheld or set off nor has any claim been made to withhold or set off money and the Acquired Companies are entitled to all progress payments received with respect thereto; and all amounts previously charged or at present carried as chargeable by the Acquired Companies to any contracts or subcontracts for any Government Authority have been or will be reasonable, allowable and allocable to each such contracts or subcontracts for any Government Authority.

(d) The operation of the Business by the Acquired Companies, as it relates to the contracts or subcontracts for any Government Authority, has been conducted in all material respects in accordance with all applicable laws, regulations, and other requirements of all Government Authorities.

3.24 Books and Records. The Books and Records (a) are complete, up-to-date and accurate in all material respects, (b) have been maintained in accordance with applicable laws and with generally accepted practices and standards in the jurisdiction(s) in which the Acquired Companies operate and (c) are in the Acquired Companies’ possession or under their control.

3.25 Medical Liability. The Acquired Companies are not subject to any Liability arising from any injury to Person or property or as a result of any claim of medical malpractice or similar circumstance. Except as set forth in Section 3.25 of the Disclosure Letter, there are no pending claims, and within the last five (5) years there have not been any claims involving any of the Acquired Companies’ physicians.

3.26 Complete Copies of Materials. The Acquired Companies have delivered true and complete copies of each existing document that has been requested by Buyer or its counsel pursuant to Buyer’s due diligence requests, this Agreement and the transactions contemplated hereby.

3.27 Affiliate Transactions. Except as set forth on Section 3.27 of the Disclosure Letter, no director or officer or former director or officer of the Acquired Companies (a) owns, directly or indirectly, on an individual or joint basis (i) any interest in any assets or properties of the the Acquired Companies or (ii) any claim or right against or interest (other than a passive investment in less than one percent (1%) of the outstanding voting securities of a company that is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) in any Person that is a supplier, customer or competitor of the Acquired Companies, (b) serves as an officer, director or employee of any person that is a supplier, customer or competitor of the Acquired Companies or (c) has received any loan from or is otherwise a debtor of or has made any loan to or is otherwise a creditor of, the Acquired Companies.

3.28 Customers and Suppliers.

(a) Section 3.28 of the Disclosure Letter contains an accurate and complete list of each customer, prospect and supplier of the Acquired Companies as of the date of this Agreement (the “Acquired Company Customers”).

(b) Except as set forth in Section 3.28 of the Disclosure Letter, since January 1, 2006, none of the customers or suppliers of the Acquired Companies have given notice or otherwise indicated to the Acquired Companies that (i) it will or intends to terminate or not renew its Contract with the Acquired Companies, (ii) it will reduce the volume of business transacted with the Acquired Companies below historical levels, (iii) it is otherwise dissatisfied with the services that the Acquired Companies provide such Person or with its relationship with the Acquired Companies or (iv) is threatened with bankruptcy or insolvency; and no customer has made a complaint to the Acquired Companies in connection with the provision of the Acquired Companies’ services. The relationship of the Acquired Companies with its customers and suppliers is currently on a good and normal basis, and the Acquired Companies have not experienced any problems with customers or suppliers since January 1, 2006. Except as set forth in Section 3.28 of the Disclosure Letter, the transactions contemplated hereby will not adversely affect the relationships between Buyer and the Acquired Companies’ customers or suppliers.

(c) Except as set forth on Section 3.28 of the Disclosure Letter, there are no currently outstanding proposals or offers submitted by the Acquired Companies to any customer, prospect, supplier or other person which, if accepted, would result in a legally binding Contract involving an amount or commitment exceeding $10,000 in any single case or an aggregate amount or commitment exceeding $25,000 in the aggregate.

3.29 Representations Complete. None of the representations or warranties made by the Acquired Companies or Sellers (as modified by the Disclosure Letter), nor any statement made in any Schedule, Collateral Agreement or certificate furnished by the Acquired Companies or Sellers pursuant to this Agreement contains or will contain at the Closing any untrue statement of a material fact or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that on the date hereof and as of the Closing, as though made at the Closing, as follows:

4.1 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements required to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both) (a) any provision of the Certificate of Incorporation and Bylaws, each as amended through the date hereof, of Buyer or (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or their properties or assets, except in each case where such conflict, violation or default will not have a material adverse effect on the legality, validity or enforceability of Buyer’s obligations under this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access Pending the Closing. During the period commencing on the date of this Agreement and continuing through the Closing Date, the Acquired Companies, upon reasonable prior notice from Buyer to the Acquired Companies, will (a) afford to Buyer and its representatives, at all reasonable times during normal business hours, full and complete access to the Acquired Companies’ personnel, professional advisors, properties, contracts, Books and Records and other documents and data, (b) furnish Buyer and its representatives with copies of all such Contracts, Books and Records, and other existing documents and data as Buyer may request, (c) furnish Buyer and their representatives with such additional financial, operating, and other data and information as Buyer may request and (d) otherwise cooperate with Buyer’s investigation into the Acquired Companies and the Business. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

5.2 Operation of the Business by the Acquired Companies. Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Buyer, the Acquired Companies will:

(a) conduct the Business in the Ordinary Course of Business (including maintaining all Acquired Company Contracts in full force and effect);

(b) pay their Liabilities when due;

(c) pay or perform their other obligations when due;

(d) preserve intact the current business organization of the Acquired Companies, keep available the services of the Employees, and maintain the relations and goodwill with the suppliers, customers, licensors, landlords, employees, contractors, and others having business relationships with the Acquired Companies, with the goal of preserving unimpaired the goodwill and ongoing business of the Acquired Companies as of the Closing;

(e) confer with Buyer concerning business or operational matters of a material nature;

(f) maintain the assets or properties of the Acquired Companies in their current condition, ordinary wear and tear excepted;

(g) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years;

(h) continue to sell its services consistent with past practice in the Ordinary Course of Business;

(i) introduce Buyer to their customers and cooperate with Buyer’s efforts to retain their customers;

(j) report to Buyer concerning any event or occurrence not in the Ordinary Course of Business or any material event involving the Acquired Companies, the assets or properties of the Acquired Companies or any Employee;

(k) use commercially reasonable efforts to collect all of their accounts receivable in the Ordinary Course of Business; and

(l) maintain insurance coverage consistent with past practice.

5.3 Conduct Prior to Closing. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Acquired Companies will not take any action, or fail to take any action, as a result of which any of the changes or events described in Section 3.9 of this Agreement would occur. In addition, the Acquired Companies will not, without the prior written consent of Buyer:

(a) take any action to impair, encumber, create a Lien against or otherwise adversely affect the assets or properties of the Acquired Companies;

(b) enter into, amend or violate the terms of any Acquired Company Contract;

(c) change pricing charged to customers;

(d) enter into any strategic arrangement or relationship, joint venture, development or joint marketing arrangement or agreement;

(e) terminate, or give notice of termination to, any customer or Employee;

(f) hire any Employees;

(g) change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Employee (whether payable in cash, equity compensation or otherwise);

(h) grant any severance or termination pay to any Employee (whether payable in cash, equity compensation or otherwise), or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Employee on the date hereof;

(i) adopt or amend or enter into any Employee Plan or Employee Agreement;

(j) revalue any of the assets or properties of the Acquired Companies;

(k) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Tax Return unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

(l) commence or settle any action, suit, proceeding, claim, arbitration or investigation before any court or administrative agency or obtain any releases of any such action, suit, proceeding, claim, arbitration or investigation that is threatened;

(m) take any action, or fail to take any action, which would result in any of the representations and warranties set forth in Article III not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

(n) issue, grant, deliver or sell or authorize, pledge or otherwise encumber, or propose the issuance, grant, delivery, sale, pledge or encumbrance of, or purchase or propose the purchase of, any shares of capital stock of the Acquired Companies or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating either entity to issue any such shares or other convertible securities;

(o) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor); or

(p) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through (o) above, or any other action that would prevent the Acquired Companies from performing or cause the Acquired Companies not to perform its covenants hereunder.

5.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Nondisclosure Agreement between Buyer and Management Company dated on or about May 15, 2006 (the “Nondisclosure Agreement”). Each Seller agrees to be bound by the Nondisclosure Agreement as if he or she were a party thereto.

5.5 No Solicitation. From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, the Sellers and the Acquired Companies will not, and the Sellers and the Acquired Companies will cause its respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly (a) solicit or encourage submission of any Acquisition Proposal (as defined herein) by any person, entity, or group (other than Buyer and its affiliates, agents and representatives) or (b) participate in any discussions or negotiations with, or disclose any information concerning the Acquired Companies to, or afford access to the properties, books or records of the Acquired Companies, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Buyer and its affiliates, agents, and representatives) in connection with any Acquisition Proposal with respect to the Acquired Companies. For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer relating to (i) the acquisition of any of the assets or properties of the Acquired Companies, (ii) any merger, consolidation, sale or license of substantial assets or similar transactions involving the Acquired Companies or (iii) sales by the Acquired Companies of any capital stock of the Acquired Companies. The Acquired Companies will immediately cease any and all existing activities, discussion, or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Acquired Companies will promptly (A) notify Buyer if it receives any proposal or written inquiry or written request for information in connection with an Acquisition

Proposal or potential Acquisition Proposal and (B) notify Buyer of the terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal. In addition, from and after the date of this Agreement, until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, the Acquired Companies will not, and the Acquired Companies will cause its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Buyer).

5.6 Notification of Certain Matters. The Acquired Companies shall give prompt notice to Buyer of (a) the Acquired Companies becoming aware of the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of the Acquired Companies contained in this Agreement to be untrue or inaccurate at or prior to the Closing, (b) any failure of the Acquired Companies to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) any action taken by the Acquired Companies not in the Ordinary Course of Business and any circumstance or effect that would reasonably be expected to have a Material Adverse Effect on the Acquired Companies; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, (ii) constitute an acknowledgment or admission of a breach of this Agreement, or (iii) be deemed to amend or supplement the Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.7 Public Disclosure. The Acquired Companies shall not issue any statement or communication to any third party (whether or not in response to an inquiry) regarding, or discuss with any third party, the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the negotiation, execution or termination of this Agreement and the reasons therefor, without the written consent of Buyer. Following the execution of this Agreement and the Closing, Buyer may issue a press release or otherwise make public announcements or communications pertaining to the Agreement and the transactions contemplated hereby.

5.8 Consents. The Acquired Companies shall use all commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Acquired Company Contracts or under any contractual restrictions relating to the assets or properties of the Acquired Companies that are necessary to permit the transactions contemplated by this Agreement.

5.9 Legal Requirements. Each of Buyer, the Sellers and the Acquired Companies will take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection herewith or therewith. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Subsidiaries in connection with this Agreement and the Collateral Agreements and consummating the transactions contemplated hereby and thereby or the taking of any action contemplated by this Agreement or the Collateral Agreements.

5.10 Additional Documents and Further Assurances. At any time or from time to time after the Closing, at Buyer’s request and without any further consideration, the Acquired Companies and the Sellers shall take such other actions as Buyer may deem necessary or desirable in order to effect the transactions contemplated by this Agreement and the Collateral Agreements, to confirm Buyer’s title to, and, to the full extent permitted by law, to put Buyer in actual possession and operating control of, the assets and properties of the Acquired Companies and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause the Acquired Companies to fulfill its obligations under this Agreement and the Collateral Agreements.

5.11 Tax Matters.

(a) Liability for Taxes. Each Seller shall be liable for and shall indemnify and hold Buyer harmless for (i) all Taxes payable by the Acquired Companies or relating to either Acquired Company’s operations and attributable to any taxable period or portion of a period that ends on or before the Closing Date; and (ii) any Taxes imposed in connection with the change from the cash method to the accrual method of accounting of the Professional Company. Each Seller shall reimburse Buyer for such Seller’s proportionate share of such Taxes within 10 days of receipt of notice from Buyer of the amount of such Taxes. For purposes hereof, Taxes with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be apportioned to the period ending on or before the Closing Date (the “Pre-Closing Period”) as follows: (i) the portion of any real, personal and intangible property Taxes (“Property Taxes”) equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the Straddle Period; and (ii) any Taxes other than Property Taxes computed as if such Straddle Period ended on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

(b) Maintenance of S Corporation Status; No Distributions. The Professional Company shall be a valid electing S corporation (within the meaning of Sections 1361 and 1362 of the Code and for state Tax law purposes) up to and including the Closing Date. The Professional Company and the Shareholder Agent (on behalf of each Seller) shall take all necessary actions, and shall not omit to take any action, which action or omission could result in the Company’s loss of S Corporation status prior to the Closing. The Professional Company shall not make any distributions with respect to its capital stock prior to the Closing.

(c) Preparation of Returns for Periods Ending on or Before the Closing Date. The Shareholder Agent shall prepare or cause to be prepared and file or cause to be filed (i) any Tax Returns of the Acquired Companies relating to state or federal income Taxes that include any period ending on or prior to the Closing and that are required to be filed after the Closing Date and (ii) any Tax Return required to be filed on or prior to the Closing Date. Such Returns shall be prepared in accordance with applicable law and past practices consistently applied and shall be subject to the review and approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. Such Returns, in substantially final form, shall be provided to Buyer at least 30 days prior to filing of such Returns.

(d) Cooperation on Tax Matters. Buyer, the Acquired Companies and the Shareholder Agent (on behalf of each Seller) shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns pursuant to this Section 5.11 and any audit, litigation or other proceeding with respect to Taxes of the Acquired Companies. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis.

(e) Taxable Transaction. The Parties acknowledge and agree that the sale and purchase of the Shares will be a taxable transaction, and agree to report the sale and purchase as a taxable transaction for all tax purposes.

5.12 Merger of Acquired Companies. Immediately prior to the Closing, the Management Company shall be merged with and into the Professional Company (the “Acquired Company Merger”). The surviving corporation of the Acquired Company Merger shall be a corporation organized under the General Corporation Law of the State of California and shall retain the name of the Management Company. The shareholders of the surviving corporation immediately following such merger shall consist solely of the shareholders of the Management Company immediately prior to such merger and with the same proportional equity interests. The Sellers shall use their best efforts to effect the Acquired Company Merger in accordance with the foregoing.

5.13 Closing Balance Sheet. At least three (3) business days prior to Closing, the Acquired Companies shall prepare and deliver to Buyer a consolidated balance sheet as of the Closing Date (the “Closing Balance Sheet”) prepared in accordance with GAAP applied on a consistent basis with past periods.

5.14 Employee Plans. Effective no later than the day immediately preceding the Closing Date, the Acquired Companies and their ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to qualify under Code Section 401(a) arrangement (unless Buyer provides written notice to the Acquired Companies that such 401(a) plans shall not be terminated) (collectively, “Terminating Employee Plans”). Unless Buyer provides such written notice to the Acquired Companies, no later than five business days prior to the Closing Date, the Acquired Companies shall provide Buyer with evidence that such Terminating Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Acquired Companies’ Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Buyer. The Acquired Companies also shall take such other actions in furtherance of terminating such Employee Plan(s) as Buyer may reasonably require.

ARTICLE VI

CONDITIONS TO THE CLOSING

6.1 Conditions to Obligations of Each Party. The respective obligations of Buyer, the Acquired Companies and Sellers to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in writing executed by each of Buyer and the Acquired Companies:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending.

6.2 Additional Conditions to the Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing executed by Buyer:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Acquired Companies and Sellers in this Agreement were true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Acquired Companies and Sellers shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Acquired Companies and Sellers as of the Closing.

(b) Corporate Approval. All requisite approvals of the boards of directors and shareholders of the Acquired Companies of this Agreement and the transactions contemplated hereby (including the Acquired Company Merger) shall have been obtained, and such approvals shall be fully effective at Closing.

(c) Acquired Company Merger. Articles of Merger, together with any other required certificates or other documents, all in form and substance satisfactory to Buyer, necessary to consummate the Acquired Company Merger shall have been filed with the Secretary of State of the State of California, and such filing shall have been accepted. Evidence of such acceptance shall have been delivered to Buyer.

(d) Governmental Approval. Approvals from any court, administrative agency, commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (if any) deemed appropriate or necessary by Buyer shall have been timely obtained.

(e) Litigation. There shall be no action, claim or proceeding in any court or before any Governmental Entity of any nature pending or threatened against (i) the Acquired Companies, or their assets or properties or any of their officers, directors, shareholders or Employees, arising out of, or in any way connected with, the transactions contemplated hereby, or (ii) the Acquired Companies, the assets or properties of the Acquired Companies or the Employees.

(f) Third Party Consents. Buyer shall have received all consents, waivers, approvals, licenses and assignments required by or with regard to all Acquired Company Contracts in connection with the Acquired Company’s performance under this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby or thereby, each in form acceptable to Buyer.

(g) Release of Liens. Buyer shall have received from the Acquired Companies a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens set forth in Section 6.2(g) of the Disclosure Letter.

(h) No Material Adverse Effect. There shall not have occurred any event or condition of any character (including without limitation any bankruptcy or similar legal or equitable proceeding) that has had or is reasonably likely to have a Material Adverse Effect since the date of this Agreement.

(i) Certificate of the Acquired Companies. Buyer shall have received a certificate, validly executed by the Chief Executive Officer of the Acquired Companies for and on the Acquired Companies’ behalf, to the effect that, as of the Closing, each of the conditions to the obligations of the Acquired Companies set forth in Section 6.2(a), (e), and (h) have been satisfied (unless otherwise waived by Buyer in accordance with the terms hereof).

(j) Certificate of Secretaries of the Acquired Companies. Buyer shall have received a certificate, validly executed by the Secretaries of the Acquired Companies, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Boards of Directors of the Acquired Companies approving this Agreement and the consummation of the transactions contemplated hereby, and (iii) the valid receipt of approval by the shareholders of the Acquired Companies of this Agreement and the transactions contemplated hereby;

(k) Termination of Pension Plan(s). The Terminating Employee Plans shall have been terminated.

(l) Employment Agreements. Each of the Key Employees shall have delivered to Buyer an executed Employment Agreement in form and substance satisfactory to Buyer and each such agreement will be in full force and effect.

(m) General Release. Each of the Sellers shall have delivered to Buyer an executed General Release in form and substance satisfactory to Buyer and each such release will continue to be in full force and effect.

(n) Non-Competition Agreements. Each of the Sellers shall have delivered to Buyer an executed Non-Competition Agreement in form and substance satisfactory to Buyer and each such agreement will continue to be in full force and effect.

(o) Acquired Company Contracts. Buyer shall have received from the Acquired Companies true and complete copies of the Acquired Company Contracts.

(p) [reserved]

(q) Legal Opinion. Buyer shall have received from Buchalter Nemer, A Professional Law Corporation, counsel to Sellers and the Acquired Companies, a legal opinion in form and substance satisfactory to Buyer.

(r) Closing Balance Sheet. At least three (3) business days prior to Closing, Buyer shall have received from the Acquired Companies a Closing Balance Sheet prepared in accordance with GAAP applied on a consistent basis with past period.

6.3 Additional Conditions to Obligations of Acquired Companies and Sellers. The obligations of the Acquired Companies and the Sellers to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Acquired Companies and Sellers:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Buyer in this Agreement were true and correct when made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, except as would not individually or in the aggregate (without giving effect to any limitation as to “materiality,” “material adverse effect” or similar qualifications set forth therein) have a material adverse effect on the legality, validity or enforceability of Buyer’s obligations under this Agreement, and (ii) Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer as of the Closing.

(b) Collateral Agreements. Buyer shall have delivered to the Acquired Companies executed copies of each Collateral Agreement required to be executed by it.

(c) Certificate of Buyer. The Acquired Companies shall have received a certificate, validly executed by an officer of each of Buyer for and on their behalf, to the effect that, as of the Closing, each of the conditions to the obligations of Buyer set forth under Section 6.3(a) has been satisfied (unless otherwise waived by the Acquired Companies in accordance with the terms hereof).

ARTICLE VII

ESCROW

7.1 Escrow Fund. At the Closing, by virtue of this Agreement and as partial security for indemnity obligations provided for in Article VIII hereof, Buyer shall retain a portion of the Purchase Price equal to the Escrow Amount, which amount will constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate Buyer for any Losses incurred by Buyer, and each of Buyer’s officers, directors, employees, contractors, agents, successors, stockholders, assigns and affiliates pursuant to the indemnification provisions set forth in Article VIII hereof. Buyer shall not be entitled to deduct any Losses from the Escrow Fund unless and until an Officer’s Certificate identifying such Loss has been delivered to the Shareholder Representative as provided in Section 8.5 hereof, and either there is no objection thereto or any objection has been resolved in accordance with the provisions of Section 8.6 hereof. In such case, Buyer may deduct from the Escrow Fund all Losses for which there is no objection or any objection has been resolved in accordance with the provisions of Section 8.6.

7.2 Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately after the Closing and shall terminate at 5:00 p.m. (Pacific Time) on that date which is eighteen (18) months after the Closing (the “Escrow Period”), except as provided in Section 7.3 below.

7.3 Distributions of Escrow Fund. If no Officer’s Certificate pertaining to unsatisfied claims is delivered to the Shareholder Representative at or prior to the termination of the Escrow Period, upon termination of the Escrow Period, Buyer shall distribute the remainder of the Escrow Fund to the Sellers in proportion to the number of Shares held by each immediately prior to the Closing; provided, however, that such amount (or the portion thereof) that is necessary in the judgment of Buyer, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in Section 8.6 hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of the Escrow Period and as are specified in an Officer’s Certificate delivered to the Shareholder Representative within ten (10) business days following the termination of such Escrow Period, may be retained in the Escrow Fund after termination of the Escrow Period. As soon as any or all such claims have been resolved as evidenced by written notice delivered by Buyer to the Shareholder Representative, Buyer shall deliver to the Sellers the remaining portion of the Escrow Fund that is not required to satisfy such claims.

7.4 Treatment of the Escrow Fund. No interest shall accrue on the Escrow Fund while held by Buyer. Until distributed to the Sellers in accordance with this Article VII, the Escrow Fund shall remain the property of Buyer. A portion of any cash distributed to the Sellers shall be treated as interest under the imputed interest rules of the Code.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of the Acquired Companies and Sellers contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the 18-month anniversary of the Closing Date, provided, however, that the representations and warranties contained in Section 3.3 (Capital Stock) and Section 3.18 (Tax Matters) shall survive until 90 days after the expiration of the applicable statute of limitations period, and that any breach of a representation or warranty resulting from fraud, intentional misrepresentation or willful misconduct shall survive indefinitely. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. The covenants and agreements of the parties shall survive the Closing and any investigation at any time made and the consummation of the transactions contemplated hereby until fully performed, unless limited by their terms or purposes.

8.2 Indemnification of Buyer. The Sellers hereby agree to jointly and severally indemnify and hold harmless Buyer, the Acquired Companies (following the Closing) and each of their respective officers, directors, employees, contractors, agents, successors, stockholders, assigns and affiliates (collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by such Persons, directly or indirectly, arising out of, relating to or resulting from (a) any breach or inaccuracy of a representation or warranty of the Acquired Companies and Sellers contained in this Agreement, the Collateral Agreements or in any certificate, instrument, or other document delivered by the Acquired Companies or Sellers pursuant to this Agreement or the Collateral Agreements (without giving effect to any limitation as to “materiality,” “material adverse effect,” “Material Adverse Effect” or similar qualifications set forth therein), (b) any failure by the Acquired Companies or Sellers to perform or comply with any covenant applicable to them contained in this Agreement or the Collateral Agreements, (c) any inaccuracy in the Closing Balance Sheet or (d) any Transaction Expenses of the Acquired Companies not paid by the Acquired Companies at or prior to the Closing (“Excess Transaction Expenses”).

8.3 Limitation on Claims. Buyer shall not be entitled to seek recovery of Losses under this Article VIII unless and until Buyer has paid or incurred Losses in excess of $25,000 in the aggregate (the “Basket Amount”), in which case Buyer shall be entitled to recover all Losses so identified including the Basket Amount; provided however that claims for recovery of Losses in respect of any inaccuracy in the Closing Balance Sheet or for Excess Transaction Expenses shall not be subject to the Basket Amount limitation, and such claims shall not count toward satisfaction of the Basket Amount for purposes of other claims for recovery of Losses.

8.4 Order of Claims. The amount of any Losses (except in the case of fraud, intentional misrepresentation or willful misconduct) shall be recoverable by Buyer first through recourse to the Escrow Fund and, if the Escrow Fund is exhausted, second through recourse to the Sellers; provided, however, that the Sellers’ aggregate indemnification obligations hereunder shall be capped at the Purchase Price. In the case of fraud, intentional misrepresentation or willful misconduct, Buyer may seek any remedy to which it is entitled under law or equity.

8.5 Indemnification Procedure. If Buyer seeks indemnification under this Article VIII, Buyer shall deliver an Officer’s Certificate to the Shareholder Representative. The Shareholder Representative may object to such claim by delivering written notice to Buyer specifying the basis for such objection within fifteen (15) days following receipt by the Shareholder Representative of notice from Buyer regarding such claim. If no such objection is made within the 15-day period, Buyer may recover Losses without further consent or approval required of Shareholder Representative. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Buyer (a) stating that Buyer has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability,.

8.6 Resolution of Conflicts; Arbitration.

(a) In case the Shareholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses within fifteen (15) days after delivery of such Officer’s Certificate, the Shareholder Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, at which time the claim shall be promptly paid or expensed, as the case may be.

(b) If no such agreement can be reached after good faith negotiation and prior to 60 days after delivery of an Officer’s Certificate, Buyer or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator chosen by Buyer and the Shareholder Representative from the panel provided by the American Arbitration Association.

(c) Any such arbitration shall be held in Kootenai County, Idaho, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator. Within 30 days of a decision of the arbitrator requiring payment by one party to another, such party shall make the payment to such other party.

(d) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

8.7 Third-Party Claims. In the event Buyer becomes aware of a third-party claim that Buyer believes may result in a demand for indemnification pursuant to this Article VIII, Buyer shall notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Buyer shall have the right, in its sole discretion, to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, the Shareholder Representative shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Buyer against the Shareholder Representative with respect to such settlement.

8.8 Shareholder Representative.

(a) Each of the Sellers hereby appoints Wilson Wong, M.D., his or her agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Sellers, to give and receive notices and communications, to authorize the payment of Losses from the Escrow Fund, to object to any claim set forth in an Officer’s Certificate, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Sellers from time to time upon not less than thirty (30) days prior written notice to the Shareholder Representative and the Buyer; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds of the shares of capital stock of the Management Company issued and outstanding immediately prior to the Closing agree to such removal and to the identity of the substituted agent. Upon any change in the Shareholder Representative, such successor Shareholder Representative shall promptly provide the Buyer with a signature specimen. Any vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the capital stock of the Management Company issued and outstanding immediately prior to the Closing. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Sellers.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as the Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative

(c) A decision, act, consent or instruction of the Shareholder Representative pursuant to this Agreement shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers, and the Indemnified Parties may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Sellers. In addition, the Shareholder Representative may agree to the amendment, extension or waiver of this Agreement pursuant to Section 9.3 hereof. The Indemnified Parties are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

8.9 Indemnification of Sellers. The Buyer hereby agrees to indemnify and hold harmless the Sellers against any Losses incurred or sustained by such Sellers, directly or indirectly, arising out of, relating to or resulting from (a) any breach or inaccuracy of a representation or warranty of the Buyer contained in this Agreement, the Collateral Agreements or in any certificate, instrument, or other document delivered by the Buyer pursuant to this Agreement or the Collateral Agreements (without giving effect to any limitation as to “materiality,” “material adverse effect,” “Material Adverse Effect” or similar qualifications set forth therein), and (b) any failure by the Buyer to perform or comply with any covenant applicable to it contained in this Agreement or the Collateral Agreements. Sellers shall not be entitled to seek recovery of Losses under this Section 8.9 unless and until Sellers have paid or incurred Losses in excess of the Basket Amount in aggregate, in which case Sellers shall be entitled to recover all Losses so identified including the Basket Amount.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) By the mutual written agreement of Buyer and the Acquired Companies;

(b) By either Buyer or the Acquired Companies, if (i) the Closing has not occurred by March 31, 2007; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be in effect a final nonappealable order of a federal or state court preventing consummation of the transactions contemplated hereby; or (iii) there shall be any legal requirement enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal;

(c) By Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Acquired Companies and (i) the Acquired Companies have not cured such breach within 15 days after notice of such breach has been given by Buyer to the Acquired Companies in accordance with Section 10.1; provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured and (ii) as a result of such breach, one or more of the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied at or prior to the Closing;

(d) By the Acquired Companies, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and (i) Buyer has not cured such breach within 15 days after notice of such breach has been given by the Acquired Companies to Buyer in accordance with

Section 10.1; provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured and (ii) as a result of such breach, one or more of the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied at or prior to the Closing;

(e) By Buyer, if there shall have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect; or

(f) By Buyer, if there shall be any action taken, or any legal requirement enacted, promulgated or issued after the date of this Agreement by any Governmental Entity, which would (i) prohibit or materially and adversely restrict Buyer’s ownership of the Acquired Companies or operation of any portion of the Business or the assets or properties of the Acquired Companies or (ii) compel Buyer to dispose of all or any portion of the assets or properties of the Acquired Companies as a result of the transactions contemplated by this Agreement.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its affiliates, officers, directors or stockholders; provided that each party shall remain liable for any knowing or willful breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 5.4 (confidentiality), Section 5.7 (public disclosure), Article X and this Section 9.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties against whom enforcement is sought.

9.4 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and the Acquired Companies, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom enforcement is sought.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, or upon receipt or refusal of delivery if delivered by commercial delivery service or if mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission from the recipient of such facsimile) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Buyer, to:

NightHawk Radiology Holdings, Inc.

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

Attention: General Counsel

Facsimile: (208) 292-2825

(b) if to the Acquired Companies, to:

Teleradiology Diagnostic Service, Inc.

126 East Joseph Street, Suite A

Arcadia, California 91006

Attn: Chief Executive Officer

Facsimile: (626) 821-5911

(c) if to the Shareholder Representative, to:

Wilson Wong, M.D.

1419 San Carlos Road

Arcadia, California 91006

Facsimile: 866-446-8014

10.2 Expenses. All fees and expenses incurred in connection with this Agreement and the Collateral Agreements including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby (“Transaction Expenses”), shall be the obligation of the respective party incurring such fees and expenses.

10.3 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Collateral Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and thereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

10.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6 Rights Reservation. Notwithstanding anything to the contrary set forth in this Agreement, the representations and warranties made by the Acquired Companies under this Agreement or in any certificate, instrument, or other document delivered by the Acquired Companies pursuant to this Agreement, and any obligation of the Acquired Companies to indemnify the Indemnified Parties for breaches thereof under Section 8.2 above, will not be affected by any investigation of Buyer or by Buyer’s knowledge that any such representation or warranty is or may be untrue or inaccurate. Furthermore and without limiting the foregoing, any waiver of the rights of Buyer under this Agreement must be express and in writing.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Idaho, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Kootenai County, Idaho, in connection with any matter based upon or arising out of this Agreement, and agrees that process may be served upon them in any manner authorized by the laws of the State of Idaho for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.8 Specific Performance. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.10 Resolution of Conflicts; Arbitration.

(a) In the event a dispute between Buyer (or after the Closing, the Acquired Companies), on the one hand, and the Shareholder Representative or the Sellers (or prior to the Closing, the Acquired Companies), on the other hand, arises out of or in connection with any claims for indemnification made pursuant to Article VIII (other than Section 8.9), including any claim with respect to the Escrow Fund, the Parties shall comply with the dispute resolution and arbitration procedures set forth in Article VIII.

(b) In the event a dispute arises out of, or in connection with, this Agreement (other than with respect to a dispute described in the preceding clause (a)) (each, a “Dispute”), the Parties agree to use the procedures set forth in this Section 10.10(b) to resolve such Dispute, as follows:

(i) The Party seeking to raise such Dispute shall give written notice thereof (which notice shall describe in reasonable detail the nature of such Dispute) to the other Party.

(ii) Within fifteen (15) days following delivery of such notice, the opposing Parties shall meet (either in-person or via teleconference) to attempt in good faith to negotiate a resolution of such Dispute.

(iii) If the opposing Parties are unable to resolve such Dispute within sixty (60) days of such meeting, either Party may, by written notice to the other, demand arbitration of the Dispute to be conducted by one arbitrator chosen by such Parties from the panel provided by the American Arbitration Association. Such arbitration shall comply with the provisions set forth in Sections 8.6(c) and (d) of this Agreement.

(c) Notwithstanding the provisions of Section 10.10(b), any Party may seek from any court having jurisdiction pursuant to the provisions of Section 10.7 any interim, provisional or injunctive relief that may be necessary to protect the rights or property of any Party or maintain the status quo before, during or after the commencement of the arbitration process set forth in Section 10.10(b).

10.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.12 Representation by Counsel. Each party hereto represents and agrees that it has been represented by counsel of its own choosing during the negotiation and execution of this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or documents. The authorized officers of each party have carefully read and fully understand this Agreement in its entirety, have had it fully explained to them by such party’s respective counsel, and are fully aware of the contents and meaning, intent and legal effect of this Agreement.

IN WITNESS WHEREOF, the parties set forth below have caused this Share Purchase Agreement to be signed as of the date first written above.

“BUYER”	NIGHTHAWK RADIOLOGY HOLDINGS, INC.
a Delaware corporation

	By:	/s/ Timothy M. Mayleben
Timothy M. Mayleben
Executive Vice President & Chief Operating Officer

“MANAGEMENT COMPANY”	TELERADIOLOGY DIAGNOSTIC SERVICE, INC.
a California corporation

	By:	/s/ Wilson Wong, M.D.
Wilson Wong, M.D.
Chief Executive Officer

“PROFESSIONAL COMPANY”	WILSON S. WONG, M.D., P.C.
a California professional corporation

	By:	/s/ Wilson Wong, M.D.
Wilson Wong, M.D.
Chief Executive Officer

“SHAREHOLDER REPRESENTATIVE”		/s/ Wilson Wong, M.D.
Wilson Wong, M.D.

“SELLER”		/s/ Wilson Wong, M.D.
Wilson Wong, M.D.

“SELLER”		/s/ Debrey Miao
Debrey Miao

“SELLER”		/s/ Raymond Loh
Raymond Loh

“SELLER”	/s/ David Jackson, M.D.
David Jackson, M.D.

“SELLER”	/s/ William Paik, M.D.
William Paik, M.D.

“SELLER”	/s/ Ivan Roubal, M.D.
Ivan Roubal, M.D.

[signature page to Share Purchase Agreement]

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